SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
FILED BY THE REGISTRANT     ☑
FILED BY A PARTY OTHER THAN THE REGISTRANT     ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
GENESIS MICROCHIP INC.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

To our Stockholders
     It is a privilege to lead Genesis® Microchip, a company that is at the forefront of a dynamic shift in two large markets. Both the LCD monitor and flat-panel TV markets are undergoing explosive growth that is expected to continue for the next several years. With the concurrent growing demand for display image perfection in these markets, the opportunity for Genesis to enhance stockholder value by delivering highly advanced display controller solutions is one that we take very seriously. I am honored to be entrusted with the leadership of the company at this critical time, and I am committed, along with the management team and the Board of Directors, to grow Genesis and increase our stockholder value on a sustainable basis.
     Genesis is the leading provider of display controllers to the flat-panel display markets. Our products are optimized by award-winning image processing technology created and continuously enhanced by an experienced and highly motivated workforce. These factors, combined with our design momentum with leading TV and PC manufacturers, contributed to our success in fiscal year 2005 and position Genesis for continued success in the future.
     We delivered solid progress in both of our key markets during fiscal year 2005. We successfully defended our number one position in LCD monitor controllers by introducing the industry’s most highly integrated and advanced product family called Phoenix. The Phoenix products have already achieved one of the fastest ramps of any new product in the company’s history. Our track record for superior customer service and technology was reinforced when BenQ, one of our largest customers and the world’s third largest manufacturer of LCD displays, selected Genesis as “Innovative Supplier of the Year” on the basis of our industry-leading image quality, consistent delivery and superior customer support.
     We also grew our flat-panel TV controller revenue by 140% during the year, and we are positioned for further growth with the introduction of our Cortez and Hudson video display controllers. We strengthened our Digital TV product development. Our goal is to provide a truly differentiated Digital TV solution in combination with our Faroudja® video processing technology — enabling the best image quality via a complete analog and digital TV offering.
     Looking forward, we are well-positioned to drive revenue and earnings growth in our fiscal year 2006. According to industry research by DisplaySearch, LCD monitor shipments are expected to grow more than 40% during calendar 2005, exceeding 100 million units. Flat-panel TV units, including LCD, plasma, and projection TVs, are expected to exceed 25 million units worldwide in calendar 2005. In particular, the market for LCD TV units is expected to double in 2005 to more than 17 million units. We aim to deliver solid double-digit revenue and earnings growth, driven by continued market acceptance of our industry-leading products. We believe these new products will advance the company’s status as the market leader in delivering the best image quality for both the LCD monitor and flat-panel TV markets.
     With the industry’s most comprehensive technology and product offerings, outstanding customer relationships and design win momentum, as well as a tremendously dedicated and talented employee base, I am confident that we will continue to deliver superior image quality and the best level of support to our customers. We are focused on bringing the highest image quality into the mass consumer market. We are dedicated to translating our efforts and investments into increased and long-term stockholder value. I appreciate your support and commitment as a Genesis stockholder.
/s/ Elias Antoun
Elias Antoun
President and Chief Executive Officer
Genesis Microchip Inc.